Exhibit 99.1

American Software Reports Fourth Quarter and Fiscal Year 2022 Results

Continued Strong Growth in Subscription Fees Fuels Revenue Growth of 21% in Q4 and Record Revenue in Fiscal 2022

ATLANTA--(BUSINESS WIRE)--June 8, 2022--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the fourth quarter and fiscal year 2022.

Key Fourth Quarter Financial Highlights:

  Subscription fees were $11.1 million for the quarter ended April 30, 2022, a 37% increase compared to $8.1 million for the same period last year, and software license revenues were up 153% to $3.1 million compared to $1.2 million for the same period last year.
  Cloud Services Annual Contract Value (ACV) increased approximately 26% to $48.2 million for the quarter ended April 30, 2022 compared to $38.3 million during the same period of the prior year.
  Total revenues for the quarter ended April 30, 2022 increased 21% to $34.6 million, compared to $28.6 million for the same period of the prior year.
  Recurring revenue streams for Maintenance and Cloud Subscriptions were $19.8 million or 57% of total revenues in the quarter ended April 30, 2022 compared to $17.3 million or 60% in the same period of the prior year.
  Maintenance revenues for the quarter ended April 30, 2022 decreased 5% to $8.8 million compared to $9.2 million for the same period last year.
  Professional services and other revenues for the quarter ended April 30, 2022 increased 16% to $11.7 million compared to $10.1 million for the same period last year. For the Supply Chain business, professional services revenues for the quarter ended April 30, 2022 increased by 11% to $6.0 million when compared to $5.4 million in the same period prior year.
  Operating earnings for the quarter ended April 30, 2022 increased 186% to $5.5 million compared to $1.9 million for the same period last year.
  GAAP net earnings for the quarter ended April 30, 2022 increased 17% to $3.6 million or $0.10 per fully diluted share compared to $3.1 million or $0.09 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended April 30, 2022, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, increased 22% to $4.4 million or $0.13 per fully diluted share compared to $3.6 million or $0.11 per fully diluted share for the same period last year.
  EBITDA increased by 109% to $6.4 million for the quarter ended April 30, 2022 compared to $3.1 million for the same period last year.
  Adjusted EBITDA increased by 101% to $7.5 million for the quarter ended April 30, 2022 compared to $3.7 million for the same period last year. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (loss)/income & other, net, income tax expense and non-cash stock-based compensation expense.

Key Fourth Quarter of Fiscal Year 2022 highlights:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the fourth quarter include: Ariela & Associates International, Bemis Manufacturing Company, Bondi Sands Australia Pty Ltd., Diversey, Inc., Polar Electro OY, Timex Group USA, Inc., Vista Outdoors, Workwear Outfitters, LLC.
  During the quarter, SaaS subscription and/or software license agreements were signed with customers located in the following 9 countries: Australia, Belgium, Canada, Denmark, France, Mexico, Sweden, United Kingdom and United States.
  Logility, Inc., a wholly owned subsidiary of American Software, Inc., continues to grow its market share in the apparel industry with the addition of Next Level Apparel® and stichd to its customer community.
  Next Level Apparel – one of the leading wholesale producers and sellers of premium quality blank apparel in the United States – implemented the Logility® Digital Supply Chain Platform to modernize its demand and inventory planning processes.
  stichd, a Netherlands-based product licensing company and division of PUMA, specializes in the design, production and distribution of high-quality bodywear, legwear, swimwear, and fanwear. The company selected Logility to support its ambitious growth strategy.

Key Fiscal 2022 Year to Date Financial Highlights:

  Subscription fees were $42.1 million for the twelve months ended April 30, 2022, a 46% increase compared to $28.9 million for the same period last year, while Software license revenues were $5.4 million compared to $3.0 million for the same period last year.
  Total revenues for the twelve months ended April 30, 2022 increased 14% to $127.6 million compared to $111.4 million for the same period last year.
  Recurring revenue streams for Maintenance and Cloud Services were $78.7 million and $68.8 million or 62% of total revenues for the twelve-month periods ended April 30, 2022 and 2021, respectively.
  Maintenance revenues for the twelve months ended April 30, 2022 were $36.6 million, a 8% decrease compared to $40.0 million for the same period last year.
  Professional services and other revenues for the twelve months ended April 30, 2022 increased 10% to $43.5 million compared to $39.6 million for the same period last year.
  For the twelve months ended April 30, 2022, the Company reported operating earnings of approximately $13.2 million compared to $4.4 million for the same period last year, a 202% increase.
  GAAP net earnings were approximately $12.8 million or $0.37 per fully diluted share for the twelve months ended April 30, 2022, a 58% increase compared to $8.1 million or $0.24 per fully diluted share for the same period last year.
  Adjusted net earnings for the twelve months ended April 30, 2022, which exclude stock-based compensation expense and amortization of acquisition-related intangibles, increased 48% to $16.0 million or $0.47 per fully diluted share, compared to $10.8 million or $0.33 per fully diluted share for the same period last year.
  EBITDA increased by 73% to $17.3 million for the twelve months ended April 30, 2022 compared to $10.0 million for the same period last year.
  Adjusted EBITDA increased 70% to $21.3 million for the twelve months ended April 30, 2022 compared to $12.5 million for the twelve months ended April 30, 2021. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $127.5 million, an increase of approximately $22.9 million when compared to April 30, 2021. During the fourth quarter of fiscal year 2022, the Company paid shareholder dividends of approximately $3.7 million.

“With continued strain on the global supply chain, this past year truly underscored the need companies have for more accurate demand forecasting, inventory optimization and resilient sourcing strategies. We continue to answer this call, focusing our efforts on delivering innovative solutions to market challenges and providing our customers with greater visibility into their supply chains from end to end,” said Allan Dow, CEO and President of American Software. “We provided dynamic solution updates to our customer community, driving greater efficiency, cost savings and opportunities to improve sustainability.”

“Our revenue growth accelerated to 21% in the fourth quarter of fiscal year 2022 and our Cloud revenue increased 37% increase when compared to the same period last year. We are excited that our fiscal year 2022 revenue grew 14% when compared to the prior year to a Company record of $127.6 million,” continued Dow. “As our revenue is increasingly being driven by recurring subscription and maintenance revenues, we are pleased to institute annual financial targets for our fiscal year 2023.”

Fiscal Year 2023 Financial Outlook

  Total revenues of $132.5 million to $135.0 million, including total recurring revenues of $86.5 million to $89.0 million.
  Adjusted EBITDA of $16.0 million to $18.0 million based on investments for growth and employee retention.

Company and Technology

  Allan Dow was recognized by Food Logistics as a 2022 Rock Star of the Supply Chain. The annual award program recognizes influential individuals in the industry whose achievements, hard work and vision have shaped the global cold food supply chain.
  Logility also announced its latest software release, which supports elevated planning across the product life cycle, from concept to delivery. Logility 21.03 builds on the platform’s comprehensive supply chain planning capabilities with additional functionality to enable transparency throughout the product life cycle. These enhancements further Logility’s mission to help its customers optimize their supply chains and commit to their sustainability goals.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), through its operating entities, delivers an innovative technical platform with AI-powered capabilities for supply chain management and advanced retail planning that is accelerating digital supply chain optimization from product concept to customer availability. Logility, Inc. is helping large enterprise companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products and Red Wing Shoe Company. Demand Management, Inc. delivers affordable, easy-to-use supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. Customers of New Generation Computing, Inc. which are now serviced by Logility and Demand Management, include Brooks Brothers, Carter’s, Destination XL, Foot Locker, Jockey International, Lacoste and Spanx. The comprehensive American Software supply chain and retail planning portfolio delivered in the cloud includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), sourcing management, vendor quality and compliance, and product traceability. For more information about American Software, please visit www.amsoftware.com, call (626) 657-0013 or email kliu@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business, as it reflects the Company’s current estimate of revenue to be generated under existing customer contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (loss)/income & other, net, and income tax expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (loss)/income & other, net, income tax expense and non-cash stock-based compensation expense.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results or performance to differ materially from what is anticipated by statements made herein. These factors include, but are not limited to, continuing U.S. and global economic uncertainty and the timing and degree of business recovery; the irregular pattern of the Company’s revenues; dependence on particular market segments or customers; competitive pressures; market acceptance of the Company’s products and services; technological complexity; undetected software errors; potential product liability or warranty claims; risks associated with new product development; the challenges and risks associated with integration of acquired product lines, companies and services; uncertainty about the viability and effectiveness of strategic alliances; the Company’s ability to satisfy in a timely manner all Securities and Exchange Commission (SEC) required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; as well as a number of other risk factors that could affect the Company’s future performance. For further information about risks the Company could experience as well as other information, please refer to the Company’s current Form 10-K and other reports and documents subsequently filed with the SEC. For more information, contact: Kevin Liu, American Software, Inc., (626) 657-0013 or email kliu@amsoftware.com.

Logility® is a registered trademark of Logility, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
Revenues:
Subscription fees	$11,061	$8,062	37%	$42,066	$28,877	46%
License fees	3,101	1,226	153%	5,390	2,993	80%
Professional services & other	11,725	10,065	16%	43,476	39,616	10%
Maintenance	8,762	9,213	(5%)	36,621	39,922	(8%)
Total Revenues	34,649	28,566	21%	127,553	111,408	14%

Cost of Revenues:
Subscription services	3,324	3,117	7%	13,383	11,884	13%
License fees	507	405	25%	1,104	1,921	(43%)
Professional services & other	7,807	6,461	21%	30,306	29,093	4%
Maintenance	1,456	1,922	(24%)	6,965	7,530	(8%)
Total Cost of Revenues	13,094	11,905	10%	51,758	50,428	3%
Gross Margin	21,555	16,661	29%	75,795	60,980	24%
Operating expenses:
Research and development	4,296	4,306	0%	17,600	17,584	0%
Less: capitalized development	-	(16)	(100%)	-	(620)	(100%)
Sales and marketing	5,633	5,102	10%	22,867	20,304	13%
General and administrative	6,116	5,306	15%	21,960	19,139	15%
Amortization of acquisition-related intangibles	53	53	0%	212	212	0%

Total Operating Expenses	16,098	14,751	9%	62,639	56,619	11%
Operating Earnings	5,457	1,910	186%	13,156	4,361	202%
Interest (Loss)/Income & Other, Net	(778)	1,765	nm	681	4,487	(85%)
Earnings Before Income Taxes	4,679	3,675	27%	13,837	8,848	56%
Income Tax Expense	1,098	623	76%	1,055	759	39%
Net Earnings	$3,581	$3,052	17%	$12,782	$8,089	58%
Earnings per common share: (1)
Basic	$0.11	$0.09	22%	$0.38	$0.25	52%
Diluted	$0.10	$0.09	11%	$0.37	$0.24	54%

Weighted average number of common shares outstanding:
Basic	33,587	32,788		33,365	32,559
Diluted	34,266	33,685		34,305	33,169

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
NON-GAAP Operating Earnings:
Operating Earnings (GAAP Basis)	$5,457	$1,910	186%	$13,156	$4,361	202%
Amortization of acquisition-related intangibles	53	53	0%	212	772	(73%)
Stock-based compensation	1,045	645	62%	3,955	2,546	55%
NON-GAAP Operating Earnings:	6,555	2,608	151%	17,323	7,679	126%

Non-GAAP Operating Earnings, as a % of revenue	19%	9%		14%	7%

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$3,581	$3,052	17%	$12,782	$8,089	58%
Income Tax Expense	1,098	623	76%	1,055	759	39%
Interest (Loss)/Income & Other, Net	778	(1,765)	nm	(681)	(4,487)	(85%)
Amortization of intangibles	768	1,011	(24%)	3,394	4,987	(32%)
Depreciation	201	158	27%	745	623	20%
EBITDA (earnings before interest, taxes, depreciation and amortization)	6,426	3,079	109%	17,295	9,971	73%

Stock-based compensation	1,045	645	62%	3,955	2,546	55%
Adjusted EBITDA	$7,471	$3,724	101%	$21,250	$12,517	70%

EBITDA, as a percentage of revenues	19%	11%		14%	9%

Adjusted EBITDA, as a percentage of revenues	22%	13%		17%	11%

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$3,581	$3,052	17%	$12,782	$8,089	58%
Amortization of acquisition-related intangibles (2)	39	40	(3%)	164	631	(74%)
Stock-based compensation (2)	765	490	56%	3,053	2,079	47%
Adjusted Net Earnings	$4,385	$3,582	22%	$15,999	$10,799	48%

Adjusted non-GAAP diluted earnings per share	$0.13	$0.11	18%	$0.47	$0.33	42%

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
NON-GAAP Earnings Per Share
Net Earnings (GAAP Basis)	$0.10	$0.09	11%	$0.37	$0.24	54%
Amortization of acquisition-related intangibles (2)	-	-	-	0.01	0.02	(50%)
Stock-based compensation (2)	0.03	0.02	50%	0.09	0.07	29%
Adjusted Net Earnings	0.13	$0.11	18%	0.47	$0.33	42%

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
Amortization of acquisition-related intangibles
Cost of license	$-	$-	-	$-	$560	(100%)
Operating expenses	53	53	0%	212	212	0%
Total amortization of acquisition-related intangibles	$53	$53	0%	$212	$772	(73%)

Stock-based compensation
Cost of revenues	$58	$37	57%	$246	$140	76%
Research and development	107	52	106%	380	182	109%
Sales and marketing	145	46	215%	607	303	100%
General and administrative	735	510	44%	2,722	1,921	42%
Total stock-based compensation	$1,045	$645	62%	$3,955	$2,546	55%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.11 and $0.38 for the three and twelve months ended April 30, 2022, respectively. Diluted per share for Class B shares under the two-class method are $0.09 and $0.25 for the three and twelve months ended April 30, 2021, respectively.

(2) - Tax affected using the effective tax rate excluding a discrete item related to excess tax benefit for stock options for the three and twelve month periods ended April 30, 2022 of 26.8% and 22.8% and 24.0% and 18.3% for the three and twelve month periods ended April 30, 2021, respectively.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	April 30,	April 30,
	2022	2021

Cash and Cash Equivalents	$110,690	$88,658
Short-term Investments	16,826	16,006
Accounts Receivable:
Billed	20,619	24,438
Unbilled	2,989	2,201
Total Accounts Receivable, net	23,608	26,639
Prepaids & Other	5,067	5,320
Current Assets	156,191	136,623

PP&E, net	3,654	3,428
Capitalized Software, net	1,586	4,767
Goodwill	25,888	25,888
Other Intangibles, net	147	360
Deferred Sales Commissions - Non-current	2,050	2,474
Lease Right of Use Assets	935	1,454
Other Non-current Assets	2,384	2,163
Total Assets	$192,835	$177,157

Accounts Payable	$2,506	$1,732
Accrued Compensation and Related costs	6,918	6,129
Dividend Payable	3,700	3,615
Operating Lease Obligation - Current	541	739
Other Current Liabilities	1,871	1,307
Deferred Revenues - Current	41,953	37,142
Current Liabilities	57,489	50,664

Operating Lease Obligation - Non-current	461	821
Deferred Tax Liability - Non-current	1,772	2,627
Other Long-term Liabilities	137	654
Long-term Liabilities	2,370	4,102

Total Liabilities	59,859	54,766

Shareholders' Equity	132,976	122,391

Total Liabilities & Shareholders' Equity	$192,835	$177,157

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Twelve Months Ended
	April 30,
	2022	2021

Net cash provided by operating activities	$29,020	$17,756

Capitalized computer software development costs	-	(620)
Purchases of property and equipment, net of disposals	(934)	(678)

Net cash used in investing activities	(934)	(1,298)

Dividends paid	(14,632)	(14,311)
Proceeds from exercise of stock options	8,578	6,697

Net cash used in financing activities	(6,054)	(7,614)

Net change in cash and cash equivalents	22,032	8,844
Cash and cash equivalents at beginning of period	88,658	79,814

Cash and cash equivalents at end of period	$110,690	$88,658

Contacts

Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477